December 18, 2017

Goldman Sachs (Asia) L.L.C.

68th Floor, Cheung Kong Center

2 Queen’s Road Central

Hong Kong

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

One Bryant Park

New York, New York 10036

U.S.A.

Deutsche Bank Securities Inc.

60 Wall Street

New York, New York 10005

U.S.A.

China Renaissance Securities (Hong Kong) Limited

Units 8107-08, Level 81

International Commerce Centre

1 Austin Road West, Kowloon

Hong Kong

As representatives of the several underwriters

VIA EDGAR

Ms. Erin E. Martin, Special Counsel

Mr. David Lin, Staff Attorney

Mr. H. Stephen Kim, Assistant Chief Accountant

Mr. Robert Klein, Staff Accountant

Division of Corporation Finance

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

U. S. A.

Re:                             LexinFintech Holdings Ltd. (the “Company”) (CIK No. 0001708259)

Registration Statement on Form F-1 (File No. 333-221509)

Registration Statement on Form 8-A (File No. 001-38328)

Dear Ladies and Gentlemen:

We hereby join the Company’s request for acceleration of the above-referenced Registration Statement, requesting effectiveness for 4:00 p.m., Eastern Standard Time on December 20, 2017, or as soon thereafter as practicable.

Pursuant to Rule 460 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended, we wish to advise you that we have effected the following distribution of the Company’s preliminary prospectus dated December 13, 2017, through the date hereof:

Preliminary Prospectus dated December 13, 2017:

2,975 copies to prospective underwriters, institutional investors, dealers and others

The undersigned advise that the underwriters have complied and will continue to comply with Rule 15c2-8 under the Securities Exchange Act of 1934, as amended.

[Signature page follows]

Very truly yours,

As representatives of the several underwriters

GOLDMAN SACHS (ASIA) L.L.C.

	By:	/s/ Scott Chen
		Name:	Scott Chen
		Title:	Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Mandar Donde
	Name:	Mandar Donde
	Title:	Managing Director, Head of APAC TMT

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Frank Windels
	Name:	Frank Windels
	Title:	Managing Director

By:	/s/ Stephen Lambrix
	Name:	Stephen Lambrix
	Title:	Director

CHINA RENAISSANCE SECURITIES
(HONG KONG) LIMITED

By:	/s/ Claire Yeh
	Name:	Claire Yeh
	Title:	Managing Director